News Release

Exhibit 99.1

Contact(s):	Media Inquiries:	Visteon Corporation

	Liane Smyth	Public Affairs

	313-755-2916	5500 Auto Club Drive

	lsmyth1@visteon.com	Dearborn, MI 48126

Facsimile: 313-755-7983

Investor Inquiries:

Derek Fiebig

313-755-3699

dfiebig@visteon.com

FOR IMMEDIATE RELEASE

VISTEON CORPORATION REVISES THIRD QUARTER EARNINGS GUIDANCE

DEARBORN, Mich., Sept. 18, 2001 — Visteon Corporation (NYSE: VC) today revised its Third Quarter earnings estimates in light of Friday’s announcement that Ford would take 110,000 to 120,000 units out of the Third Quarter North American production schedule with only two weeks remaining. Visteon now expects to post an after-tax loss of $60-70 million, excluding restructuring charges.

“Although we’ve been able to hold our forecast until now, there is no way we can contain this level of reduction this late in the quarter,” said Michael Johnston, President and Chief Operating Officer. “In the Second Quarter, when industry production schedules were sharply reduced, we were able to take actions to reduce controllable costs and stay on target. In that case, however, the production cuts came much earlier in the quarter. We are taking every action to minimize the impact of this latest cut, but cannot accommodate this level of disruption in this timeframe.”

Visteon noted that despite the difficulties in border crossings and air freight, it has been able to meet all of its production commitments to Ford.

Visteon is not providing guidance for full year results at this time, citing the high degree of economic and auto sales uncertainty.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple

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channels within the global automotive aftermarket. Visteon has about 80,000 employees and a global delivery system of more than 160 technical, manufacturing, sales, and service facilities located in 25 countries.

This press release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “estimated” and “potentially” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 27, 2001. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on Visteon’s business, financial condition and results of operations.

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